Consent of Independent Auditors
The Board of Managers
Genesis HealthCare LLC

We consent to the incorporation by reference in the registration statements (No. 333-171350) on Form S-8 and (No. 333-177144) on Form S-3 of Sabra Health Care REIT, Inc. of our report dated March 13, 2013, with respect to the consolidated financial statements of Genesis HealthCare LLC (the Company) which report appears in the Form 8-K of Sabra Health Care REIT, Inc. dated March 13, 2013.
Our report on the consolidated financial statements contains an explanatory paragraph that states: one of the Company's indirect members obtained a controlling interest of the Company in a business combination accounted for using the acquisition method. As a result of the business combination, the consolidated financial information for the period after the business combination is presented on a different cost basis than that for the periods before the business combination and, therefore, is not comparable.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 13, 2013